Exhibit 10.2

SPS COMMERCE, INC.
2010 EQUITY INCENTIVE PLAN

Restricted Stock Unit Award Agreement

    SPS Commerce, Inc. (the “Company”), pursuant to its 2010 Equity Incentive Plan (the “Plan”), hereby grants an award of restricted stock units (“Units”) to you, the Participant named below. The terms and conditions of this restricted stock unit Award are set forth in this Restricted Stock Unit Award Agreement (the “Agreement”), consisting of this cover page and the Terms and Conditions on the following pages, and in the Plan document which is attached. To the extent any capitalized term used in this Agreement is not defined, it shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Name of Participant: **[_______________________]
Number of Units: **[_______]	Grant Date: __________, 20__
Vesting Schedule:
Vesting Dates	Number of Units that Vest

By signing below, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have reviewed these documents and that they set forth the entire agreement between you and the Company regarding the grant to you of the number of Units specified in the table above.

PARTICIPANT:	SPS COMMERCE, INC.

By:
Title:

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SPS Commerce, Inc.
2010 Equity Incentive Plan
Restricted Stock Unit Award Agreement

Terms and Conditions

1.    Grant of Restricted Stock Units. The Company hereby grants to you, subject to the terms and conditions in this Agreement and the Plan, an Award of the number of Units specified on the cover page of this Agreement, each representing the right to receive one Share of the Company’s common stock. The Units granted to you will be credited to an account in your name maintained by the Company. This account shall be unfunded and maintained for book-keeping purposes only, with the Units simply representing an unfunded and unsecured obligation of the Company.

2.    Restrictions on Units. Neither this Award nor the Units subject to this Award may be sold, assigned, transferred, exchanged or encumbered other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 2 shall be of no effect and shall result in the forfeiture of all Units. The Units and your right to receive Shares in settlement of the Units under this Agreement shall be subject to forfeiture as provided in Section 4 until satisfaction of the vesting conditions set forth in Section 3.

3.    Vesting of Units.

(a)Scheduled Vesting. If you remain a Service Provider to the Company or any of its Affiliates continuously from the Grant Date specified on the cover page of this Agreement, then the Units will vest in the numbers and on the dates specified in the Vesting Schedule on the cover page of this Agreement.

(b)Accelerated Vesting.

1)Change in Control. [Notwithstanding Section 3(a), if and to the extent this Award is continued, assumed or replaced in connection with a Change in Control that constitutes a Corporate Transaction as provided in Section 12(b)(1) of the Plan, and if within one year after the Corporate Transaction you experience an involuntary termination of Service for reasons other than Cause, then this Award shall immediately become vested in full.] Vesting of the Units may be accelerated during the term of the Award under the circumstances described in Sections 12(b)(2) and 12(c) of the Plan, and at the discretion of the Committee in accordance with Section 3(b)(2) of the Plan.

2)Retirement.

i.All Units not yet vested shall become 100% vested, effective as of the date of your Retirement, in the event that (A) your continuous Service terminates by reason of your Retirement and (B) the Company does not provide you with written notice on or before the anticipated Retirement date that the Company intends or has grounds to terminate your continuous Service for Cause.

ii.The accelerated vesting of Units under this Section 3(b)(2) upon your Retirement will be conditioned on (A) your timely execution (and non-rescission) of a Release, and (B) your continued compliance with your obligations under the Confidentiality Agreement. Notwithstanding anything to the contrary in this Agreement, if you breach any provision of

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the Confidentiality Agreement, whether before or after your Retirement, then (A) you shall immediately forfeit all outstanding Units and any right to receive shares thereunder, and (B) with respect to Shares that have been issued pursuant to this Award, you shall either (A) return such Shares to the Company or (B) pay to the Company in cash an amount equal to the fair market value of the shares as of the date that the receipt of such shares became taxable to you.

iii. Definitions.

I.“Confidentiality Agreement” means the At Will/ Confidentiality Agreement Regarding Certain Terms and Conditions of Employment.

II.“Release” means a standard release of claims in the form provided by the Company at the time of Retirement, which must be executed and become irrevocable within forty-five (45) days following the date of Retirement. If you do not timely execute and deliver the Release to the Company, or if you subsequently revoke the Release, then you will automatically forfeit the unvested Units covered by this Award effective as of the date of Retirement.

III.You will be considered to incur a “Retirement” if you voluntarily terminate Service and meet all of the following requirements at the time or such termination: (A) you are at least fifty-eight (58) years old and have completed ten (10) years of continuous Service with the Company or you are at least sixty-five (65) years old (without regard to years of Service); (B) you have provided the Company not less than six (6) months prior written notice of your intent to retire; (C) you continue to perform full-time Service for the Company materially consistent with your full-time responsibilities and services, performed prior to the date on which you provided written notice of your Retirement, through the date of your termination of Service; and (D) the date of your termination of Service occurs on the retirement date that you have previously identified (and such termination date is no less than six (6) months after the date on which you provided written notice of Retirement).

4.    Effect of Termination of Employment. Except as otherwise provided in accordance with Section 3(b), if you cease to be a Service Provider prior to the Vesting Date(s) specified on the cover page of this Agreement, you will forfeit all unvested Units.

5.    Settlement of Units. After any Units vest pursuant to Section 3(a) or (b)(1), the Company shall, no later than March 15 of the year following the calendar year in which such Units vest, cause to be issued and delivered to you, or to your designated beneficiary or estate in the event of your death, one Share in payment and settlement of each vested Unit. After any Units vest pursuant to Section 3(b)(2), and subject to Section (3)(b)(2)(ii), the Company shall, on or prior to the later of (i) March 15 of the year following the calendar year of your Retirement, or (ii) sixty (60) days following the date of your Retirement, cause to be issued and delivered to you, or to your designated beneficiary or estate in the event of your death, one Share in payment and settlement of each vested Unit. Delivery of the shares shall be effected by the issuance of a stock certificate to you, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to you, or by the electronic delivery of the shares to a brokerage account you designate, and

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shall be subject to the tax withholding provisions of Section 6 and compliance with all applicable legal requirements, including compliance with the requirements of applicable federal and state securities laws, and shall be in complete satisfaction and settlement of such vested Units.

6.    Tax Consequences and Withholding. As a condition precedent to the delivery of Shares in settlement of the Units, you are required to pay to the Company, in accordance with Section 14 of the Plan, the amount of any required domestic or foreign tax withholding obligations, including any social security or social insurance obligation (“Tax Withholding Obligations”). You hereby authorize the Company to withhold from payroll or other amounts payable to you any sums required to satisfy such Tax Withholding Obligations. Prior to each Vesting Date, you must make arrangements acceptable to the Company for payment of any Tax Withholding Obligations, which may include to the extent permitted by the Company (i) delivering Shares you already own or having the Company retain a portion of the Shares that would otherwise be delivered to you, in either case with an aggregate Fair Market Value equal to the minimum required amount of Tax Withholding Obligations, or (ii) the establishment of a “10b5-1 Plan” pursuant to which a brokerage firm acceptable to the Company is authorized to sell on your behalf in the open market at the then prevailing market price(s) as soon as practicable on or after the applicable Unit vesting date the minimum whole number of Shares from the Shares issuable to you in settlement of the vested Units as is determined to be sufficient to generate cash proceeds adequate to satisfy such Tax Withholding Obligations.

7.    No Shareholder Rights. The Units subject to this Award do not entitle you to any rights of a shareholder of the Company’s common stock. You will not have any of the rights of a shareholder of the Company in connection with the grant of Units subject to this Agreement unless and until Shares are issued to you upon settlement of the Units as provided in Section 5.

8.    Governing Plan Document. This Agreement and the Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

9.    Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Minnesota (without regard to its conflicts or choice of law principles).

10.    Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

11.    Discontinuance of Service. This Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

12.    Section 409A of the Code. The award of Units as provided in this Agreement and any issuance of Shares or payment pursuant to this Agreement are intended to be exempt from Section 409A of the Code under the short-term deferral exception specified in Treas. Reg. § 1.409A-l(b)(4).

13.    Compensation Recovery Policy. To the extent that any compensation paid or payable pursuant to this Agreement is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, such compensation shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board of Directors of the Company or any

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committee thereof in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s common stock is then listed.  This Agreement may be unilaterally amended by the Company to comply with any such compensation recovery policy.

By signing the cover page of this Agreement, you agree to all the terms and conditions described above and in the Plan document.

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